UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2016

L-3 COMMUNICATIONS HOLDINGS, INC.

L-3 COMMUNICATIONS CORPORATION

(Exact names of registrants as specified in their charters)

DELAWARE	001-14141 333-46983	13-3937434 13-3937436
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

600 THIRD AVENUE, NEW YORK, NEW YORK		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ telephone number, including area code: (212) 697-1111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	— Other Events.

L-3 Communications Corporation (“L-3 Communications”) is proposing to issue, subject to market conditions, unsecured senior notes in a registered offering under the Securities Act of 1933, as amended (the “Securities Act”). L-3 Communications intends to use the net proceeds from the offering plus cash on hand to: (i) replenish the amount of cash used, and the amount of revolving credit borrowings drawn, to repay $200 million aggregate principal amount of 3.95% senior notes due 2016 that matured on November 15, 2016 and (ii) redeem all of our outstanding 1.50% senior notes due 2017, which have an aggregate principal amount of $350 million.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc. MUFG Securities Americas Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, and Wells Fargo Securities, LLC are acting as joint book-running managers for this offering.

The senior notes are being offered pursuant to L-3 Communications’ existing shelf registration statement, as amended, which became automatically effective upon filing with the Securities and Exchange Commission. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained from: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com, (ii) Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, or (iii) Deutsche Bank Securities Inc. at 1-800-503-4611 or prospectus.CPDG@db.com.

This Form 8-K does not constitute an offer to sell or purchase or the solicitation of an offer to buy or repurchase any security and shall not constitute an offer, solicitation, purchase or sale in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

L-3 COMMUNICATIONS HOLDINGS, INC. L-3 COMMUNICATIONS CORPORATION

By:	/s/ Allen E. Danzig
	Name:	Allen E. Danzig
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Dated: November 29, 2016